Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jim Simpson

(952) 830 3211

VISANT CORPORATION ANNOUNCES 2015 FIRST QUARTER RESULTS

ARMONK, NY, May 14, 2015 — VISANT CORPORATION today announced results for the first fiscal quarter ended April 4, 2015, including consolidated net sales from continuing operations of $169.6 million, compared to $168.6 million for its first fiscal quarter ended March 29, 2014. Visant reported a consolidated net loss from continuing operations of $14.5 million for the first fiscal quarter ended April 4, 2015, compared to a consolidated net loss from continuing operations of $13.5 million for the first fiscal quarter ended March 29, 2014. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) from continuing operations totaled $31.4 million for the first fiscal quarter of 2015, compared to consolidated Adjusted EBITDA from continuing operations of $31.7 million for the first fiscal quarter of 2014.

Visant’s reported consolidated results from continuing operations do not include the Lehigh Direct operations of The Lehigh Press LLC and AKI, Inc. d/b/a Arcade Marketing business, which were, as previously reported, sold during the third quarter of fiscal 2014. The results of these businesses, which comprised a portion of the Marketing and Publishing Services segment, have been reclassified on the consolidated statement of operations to a single line captioned “Income from discontinued operations, net of tax.” Previously, the results of these businesses included certain allocated corporate costs, which costs have been reallocated to the remaining continuing operations on a retrospective basis, which continuing operations are now comprised of our Scholastic, Memory Book and Publishing and Packaging Services segments. Results from continuing operations for all periods are exclusive of these discontinued operations.

Results of Operations

Net sales for the Scholastic segment were $142.3 million for the first fiscal quarter of 2015, compared to $139.1 million for the first fiscal quarter of 2014. This increase was primarily attributable to increased volume in our graduation products.

Net sales for the Memory Book segment were $6.2 million for the first fiscal quarter of 2015, compared to $5.4 million for the first fiscal quarter of 2014. This increase was primarily attributable to higher volume.

Net sales for the Publishing and Packaging Services segment for the first fiscal quarter of 2015 were $21.1 million, compared to $24.3 million for the first fiscal quarter of 2014. This decrease was primarily due to lower book component volume compared to the first quarter of 2014, which included three major publisher titles.

Adjusted EBITDA for the Scholastic segment increased approximately $2.2 million to $32.5 million for the first fiscal quarter of 2015, compared to $30.4 million for the first fiscal quarter of 2014. This increase was primarily due to increased volumes in our graduation products.

Adjusted EBITDA for the Memory Book segment decreased $0.7 million to a loss of $6.2 million for the first fiscal quarter of 2015, compared to a loss of $5.5 million for the first fiscal quarter of 2014. This decrease was attributable to an increase in costs incurred in initiatives to improve customer experience, marketing and talent.

Adjusted EBITDA for the Publishing and Packaging Services segment decreased $1.8 million to $5.0 million for the first fiscal quarter of 2015, compared to $6.8 million for the first fiscal quarter of 2014. This decrease was primarily due to the decrease in book component volumes.

Consolidated Indebtedness

As of April 4, 2015, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,511.4 million, including $3.6 million of capital lease and equipment financing obligations and exclusive of original issue discount of $14.6 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of April 4, 2015 totaled $32.9 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Publishing and Packaging Services.

CONFERENCE CALL

The Company’s quarterly conference call concerning the 2015 first quarter results will be webcast live on Thursday, May 14, 2015 at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a marketing and publishing services enterprise primarily servicing the school affinity, educational and trade publishing and packaging segments.

The Company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Publishing and Packaging Services - provides services in conjunction with the development, marketing, sale and production of books, book components and packaging.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expectations with respect to future cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 3, 2015.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our ability to implement our business strategy in a timely and effective manner; competitive factors and pressures; our ability to consummate acquisitions and dispositions on acceptable terms and to integrate acquisitions successfully and to achieve anticipated synergies; global market and economic conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; risks associated with doing business outside the United States; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; control by our stockholders; changes in market value of the securities held in our pension plans; and risks associated with our minority investment.

We caution you not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date they are made, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 4, 2015	March 29, 2014
Net sales	$169,610	$168,568
Cost of products sold	69,551	69,933

Gross profit	100,059	98,635
Selling and administrative expenses	84,032	84,117
Gain on disposal of fixed assets	(335)	(203)
Special charges (1)	1,879	1,346

Operating income	14,483	13,375
Equity in loss of affiliate (2)	1,821	—
Interest expense, net	35,358	38,783

Loss before income taxes	(22,696)	(25,408)
Benefit from income taxes	(8,166)	(11,892)

Loss from continuing operations	(14,530)	(13,516)
Income from discontinued operations, net of tax	106	3,615

Net loss	$(14,424)	$(9,901)

SUMMARY OF FINANCIAL DATA
Adjusted EBITDA Reconciliation:
In thousands
Net loss	$(14,424)	$(9,901)
Interest expense, net	35,358	38,783
Benefit from income taxes	(8,166)	(11,892)
Depreciation and amortization expense	13,394	12,638
Discontinued operations, net	(106)	(3,615)

EBITDA	26,056	26,013
Special charges (1)	1,879	1,346
Gain on disposal of fixed assets	(335)	(203)
Equity in loss of affiliate (2)	1,821	—
Stock-based compensation (4)	563	383
Other (5)	1,433	4,184

Adjusted EBITDA (3)	$31,417	$31,723

(1)	Special charges for the first fiscal quarter ended April 4, 2015 included $1.8 million of severance and related benefits costs associated with the elimination of certain corporate management positions. Also included in special charges for the three months ended April 4, 2015 was $0.1 million of severance and related benefits associated with reductions in force in the Publishing and Packaging Services segment.

Special charges for the first fiscal quarter ended March 29, 2014 included $0.8 million, $0.2 million and $0.1 million of severance and related benefits associated with reductions in force in the Scholastic, Memory Book and Publishing and Packaging Services segments, respectively. Also included in special charges for the three months ended March 29, 2014 were $0.3 million of asset impairment charges associated with facility consolidations in the Scholastic segment.

(2)	Represents Visant’s 25% equity interest in Tripolis Holdings S.à.r.l.

(3)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(4)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(5)	Other charges for the quarter ended April 4, 2015 included $1.0 million of management fees and $0.4 million of other costs that were non-recurring in nature.

Other charges for the quarter ended March 29, 2014 included $1.0 million of management fees, $3.0 million of acquisition-related costs and $0.2 million of other costs that were non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	April 4, 2015	March 29, 2014	$ Change	% Change
Net sales
Scholastic	$142,339	$139,113	$3,226	2.3%
Memory Book	6,240	5,383	857	15.9%
Publishing and Packaging Services	21,056	24,316	(3,260)	(13.4%)
Inter-segment eliminations	(25)	(244)	219	NM

	$169,610	$168,568	$1,042	0.6%

Adjusted EBITDA
Scholastic	$32,538	$30,381	$2,157	7.1%
Memory Book	(6,154)	(5,457)	(697)	(12.8%)
Publishing and Packaging Services	5,033	6,799	(1,766)	(26.0%)

	$31,417	$31,723	$(306)	(1.0%)

Adjusted EBITDA margin	18.5%	18.8%

NM = not meaningful